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Consolidated Condensed Balance Sheets
Lowe's Companies, Inc. and Subsidiary Companies
Dollars in thousands


                                                 July 31,       January 31,
                                                   1994             1994
                                                ___________     ____________
Assets
________

     Current assets:
     Cash and cash equivalents                    $246,181          $73,253
     Short-term investments                        185,551           35,215
     Accounts receivable - net                       97661           53,301
     Merchandise inventory                          941714          853,707
     Other assets                                   38,819           68,431
                                                ____________    ____________

     Total current assets                          1509926          1083907

     Property, less accumulated depreciation       1159408        1,020,234
     Long-term investments                           42447           40,408
     Other assets                                    57993           57,099
                                                ____________    ____________

     Total assets                               $2,769,774       $2,201,648



Liabilities and Shareholders' Equity


     Current liabilities:

     Current maturities of long-term debt          $33,916          $49,547
     Short-term notes payable                         1952            2,281
     Accounts payable                               516141          467,278
     Employee retirement plans                       35418           34,422
     Accrued salaries and wages                      44680           45,883
     Other current liabilities                      135622           81,765
                                                ____________    ____________

     Total current liabilities                      767729           681176

     Long-term debt, excluding current maturitie    628856          592,333
     Deferred income taxes                           32281           26,165
     Accrued store restructuring costs              20,204           28,305
                                                ____________    ____________

     Total liabilities                             1449070          1327979
                                                ____________    ____________
     Shareholders' equity
     Common stock - $.50 par value;


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                                                                                                                       &F


        Issued and Outstanding
 July 31, 1994       159,045,775
 January 31, 1994    147,886,770                     79523           73,943
     Capital in excess of par                       537402          202,962
     Unearned compensation-restricted stock awar     -2672
     Retained earnings                              706782          596,764
     Unrealized holding losses for available-for      -331
                                                ____________    ____________

     Total shareholders' equity                    1320704           873669
                                                ___________     ____________
     Total liabilities and
       shareholders' equity                     $2,769,774       $2,201,648




See accompanying notes to consolidated condensed financial statements and Independent Accountants' Report.

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